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                                                                      Exhibit 99
CONTACT:  Tom Marder
          (301) 380-2553
          thomas.marder@marriott.com


MARRIOTT SELECTS ERNST & YOUNG AS INDEPENDENT AUDITOR

WASHINGTON, D.C. - May 3, 2002 - Marriott International, Inc. (NYSE:MAR) announced today that its board of directors has appointed Ernst & Young LLP as the company's independent auditor for 2002, replacing Arthur Andersen LLP.

The change was based on the unanimous recommendation of the Audit Committee after careful consideration. "We are pleased to select Ernst & Young as our independent auditor," said Arne M. Sorenson, executive vice president and chief financial officer of Marriott International.

Prior to the appointment of Ernst & Young LLP, Arthur Andersen had served as the company's independent accountants since 1959. "We appreciate the dedication and professionalism Andersen brought to Marriott, and thank the firm and the individuals who worked on our account for their years of service," said Sorenson.

Although the timing of events involving Andersen this year prevented Marriott from submitting the selection of its independent auditor to the shareholders in 2002, the company fully expects to resume this practice next year.

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MARRIOTT INTERNATIONAL, INC. (NYSE:MAR), a leading worldwide hospitality company celebrating its 75th Anniversary in 2002, has nearly 2,600 operating units in the United States and 64 other countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The
Ritz-Carlton, Renaissance, Residence Inn, Courtyard, TownePlace Suites,
Fairfield Inn, SpringHill Suites and Ramada International brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club International, Horizons, The Ritz-Carlton Club and Marriott Grand Residence Club brands; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. Other Marriott businesses include senior living communities and services, and wholesale food distribution. The company is headquartered in Washington, D.C., and has approximately 142,500 employees. In fiscal year 2001, Marriott International reported systemwide sales of $20 billion. For more information or reservations, please visit our web site at www.marriott.com.
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